Exhibit 32.1

CERTIFICATIONS

In connection with the Quarterly Report on Form 10-Q of Bolt Biotherapeutics, Inc. (the "Company") for the period ended June 30, 2026 as filed with the Securities and Exchange Commission on the date hereof (the "Report"), the undersigned, William P. Quinn, President, Chief Executive Officer and Chief Financial Officer of the Company, hereby certifies, pursuant to 18 U.S.C. Section 1350, that to his knowledge:

(1) the Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and

(2) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: August 11, 2026	By:	/s/ William P. Quinn
William P. Quinn
President, Chief Executive Officer and Chief Financial Officer
(Principal Executive and Financial Officer)